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                                                                    Exhibit 3.01

                       CERTIFICATE OF DESIGNATION, POWERS
                      PREFERENCES AND RIGHTS OF THE SERIES
                                       OF
                                 PREFERRED STOCK
                                       OF
                             FINANTRA CAPITAL, INC.
                                TO BE DESIGNATED
                    10% SERIES D CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 151(g) of the Delaware General Corporation Law, I, the undersigned, Alyce Schreiber, being the Vice President and the Secretary of Finantra Capital, Inc. (the "Company"), a Delaware corporation, DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company by unanimous written consent, and that said resolution has not be rescinded or amended and is in full force and effect at the date hereof:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Company, par value $.01 per share and having a stated value of $1,000 per share, to be designated "10% Series D Cumulative Convertible Preferred Stock" and to consist of Two Thousand (2,000) shares, and hereby fixes the powers, designations, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to those provisions set forth in the Certificate of Incorporation, as amended, which are applicable to the 10% Series D Cumulative Convertible Preferred Stock), as follows:


         Section 1. DESIGNATION, AMOUNT, PAR VALUE, STATED VALUE AND RANK. The series of Preferred stock shall be designated as 10% Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock"), and the number of shares so designated shall be 2,000 (which shall not be subject to increase without the consent of the holders of the Series D Preferred Stock ("Holders"). Each share of Series D Preferred Stock shall have a par value $.01 per share and a stated value of $1,000 per share (the "Stated Value").

         The Series D Preferred Stock shall rank senior to the Junior Securities (as defined below) and PARI PASU to the Series A 10% Redeemable Convertible Preferred Stock of the Company, junior to the Series B Convertible Preferred Stock of the Company and junior to the Series C 6% Cumulative Convertible Preferred Stock issued and outstanding on the Original Issue Date as to distributions and upon liquidation, dissolution or winding up.

         Section 2. DIVIDENDS.

                  (a) AMOUNT OF DIVIDENDS. The Holders of Series D Preferred Stock shall be entitled to receive, in preference to the Holders of Common Stock or any other Junior Securities cumulative annual dividends at the annual rate of 10% of the Stated Value in cash for each share

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of Series D Preferred Stock held. Such dividends shall be payable as and when declared by the Board of Directors out of the assets of the Company legally available for payment thereof. Dividends shall be paid in cash. Dividends payable to Holders of Series D Preferred Stock, as aforesaid, whether or not declared by the Board of Directors, shall accumulate from and after the date of original issuance of the Series D Preferred Stock and shall be pad quarterly in arrears on the first business day of January, April, July and October in each year (each, a "Dividend Date"), commencing on April 1, 2000. Dividends will be payable to Holders of record as they appear on the stock books of the Company on the record date, which will be the December 15, March, June 15 or September 15, as the case may be, before the related Dividend Date. Dividends will be prorated in any partial quarters where the shares are not held for an entire quarter.

                  (b) PAYMENT OF DIVIDENDS ON COMMON STOCK AND JUNIOR SECURITIES. No Cash dividends may be paid, or funds set apart for payment, on shares of any class of Junior Securities until all accumulated dividends on the Series D Preferred Stock have been paid in full or declared and funds set apart for payment thereof in full.

         Section 3. VOTING RIGHTS. The Holders of Series D Preferred Stock shall have no right to vote, except as otherwise required by Delaware law.

         Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series D Preferred Stock an amount equal to the Stated Value before any distribution or payment shall be made to the Holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of Series D Preferred Stock shall be distributed among the Holders of Series D and E Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a liquidation, but instead shall be subject to the provisions of
Section 6(c)(vii). The Company shall mail written notice or any such Liquidation, not less than 30 days prior to the payment dates stated therein, to each record Holder of Series D Preferred Stock.

         Section 5. CONVERSION.

                  (a) Each shares of Series D Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 8) at the option of the Holder in whole or in part at any time after the Original Issue Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series D Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as

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Exhibit "A" (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series D Preferred Stock to be converted. The date on which such conversion is to be effected shall be the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). The Conversion Notice once given, shall be irrevocable. If the Holder is converting less than all shares of Series D Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder, a certificate for such number of shares as have not been converted.

                  (b) Not later than ten (10) Trading Days after any Conversion Date, the Company will deliver to the applicable Holder by express courier (A) a certificate or certificates which shall bear a restrictive legend and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of the Series D Preferred Stock unless the underlying shares have been registered pursuant to the Securities Act, and (B) one or more underlying shares have been registered pursuant to the Securities Act, and (B) one or more certificates representing the number of shares of Series D Preferred Stock not converted. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the tenth Trading Day after the Conversion Date (the "Delivery Date"), the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series D Preferred Stock tendered for conversion, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation.

                  (c) CONVERSION PRICE: (i) The conversion price for each share of Series D Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the sum of three Dollars ($3.00) per share of Finantra common stock (the "Conversion Price"). Notwithstanding the foregoing, should the Company authorize a stock split of the Company's Common Stock prior to the Investor's conversion of the Investor's shares of Preferred Stock or any portion thereof, the conversion price for each share of Series D Preferred Stock shall be adjusted by a fraction of which the numerator shall be the number of shares of Common Stock of the Company before such split and the denominator shall be the number of shares outstanding after such split.

                           (ii) All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                           (iii) In case the Company after the Original Issue Date shall do any of the following (each, a "Triggering Event") (a) consolidate with or merge into any other Person and the Company shall not be the continuing or surviving Person of such consolidation or merger, or
                                    (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving

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                                    person but, in connection with such
                                    consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or
                                    (d) effect a capital reorganization or
                                    reclassification of its capital stock, the Holders of the Series D Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by Holders of Common Stock following such Triggering Event, and the Holders of the Series D Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series D Preferred Stock could have been converted immediately prior to such Triggering Event would have been entitled; PROVIDED, HOWEVER, that each Holder shall have the option to require the Company to redeemed, from funds legally available therefore at the time of such redemption, shares of Series D Preferred Stock at a price equal to the Stated Value of the shares of Series D Preferred Stock to be redeemed, plus any and all accumulated and unpaid dividends thereon, (i) multiplied by the average Per Share Market Value for the five Trading Days immediately preceding (i) the effective date, the date of the closing or the date of the announcement, as the case may be, of the Triggering Event triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) divided by the Conversion Price calculated on the date of the closing or the effective date, as the case may be, of the Triggering Event triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash. If the Holder has requested that the Company redeem shares of Series D Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price, as calculated pursuant to the immediately preceding sentence, within twenty (2) Trading Days after such notice is deemed delivered pursuant to the preceding sentence, the Company will pay interest on the redemption price at a rate of 10% per annum, in cash to such Holder, accruing from such twentieth day until the redemption price and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The terms of any such Triggering Event shall include such terms as to continue to give the Holder of Series D Preferred Stock the right to receive the securities, cash or property set forth in this Section upon any conversion following such

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                                    Triggering Event. This provision shall
                                    similarly apply to successive Triggering
                                    Events.

                           (iv) If the Company, at any time while any shares of the Series D Preferred Stock are outstanding, shall sell or issue additional shares of Common Stock at a price per share less than the Company's book value per share on the date of issuance, excluding any rights of holders of warrants, options, any existing contractual obligations as of the date hereof, or any series of convertible Preferred Stock of the Company, which is exchangeable into common shares of the Company, the initial conversion price shall be multiplied by a fraction of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares, plus the number of additional shares of Common Stock issued at less than the number of shares of Common Stock outstanding on the date of issuance of such shares, plus the number of shares which the aggregate of the below book offering price of the total number of shares so offered.

                  (d) MANDATORY CONVERSION. Commencing eighteen (18) months following the Closing Date and on the anniversary date each twelve (12) months thereafter (Conversion Date), should the closing market share price of the Company's Common Shares have increased by an amount equal to twenty percent (20%) on each Conversion Date, the Holder shall, within seven (7) days from the expiration of the Conversion Date, convert twenty percent (20%) of the Investor's original number of Series D Preferred Stock in the Company or the Company's obligation for redemption as to that percentage of Shares shall terminate and be of no further force and effect.

                           (i) Demand Registration Rights: In the event the Holder converts the Investors shares of Series D Preferred Stock into Common Shares of the Company pursuant to this section, the Holder shall be entitled to request the Company to register the Common Shares received upon conversion within sixty (60) days of the conversion date at the expense of the Company, unless said shares are freely tradable pursuant to any exemption to the Securities Act of 1933, or are the subject of an effective registration statement.

                  (e) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the Holders of Series D Preferred Stock (different than or distinguished from the effect generally on rights or Holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall

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mail a written notice briefly describing the action contemplated and the material effects of such action on the rights of the Holders of Series D Preferred Stock at lease ten (10) calendar days prior to the effective date of such action.

                  (f) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series D Preferred Stock free from preemptive rights be issuable upon the conversion of all outstanding shares of Series D Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, non-assessable and freely tradable.

                  (g) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.

                  (h) The issuance of certificates for shares of Common Stock on conversion of Series D Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

                  (i) Shares of Series D Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

                  (j) Any and all notices or other communications or deliveries to be provided by the Holders of the Series D Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, address to the attention of the President and to the secretary of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Series D Preferred Stock at the facsimile telephone number of address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m., Broward County time, (ii) on any date and earlier than 11:59 p.m., Broward County time, on such date, (iii) receipt, if sent by a nationally recognized overnight courier services, or (iv) actual receipt by the party to whom such notice is required to be given.

         Section 6. OPTIONAL REDEMPTION.

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                  (a) REDEMPTION RIGHT. Notwithstanding the foregoing, if five
(5) years after the closing date the Common Stock of the Company has not be converted by the Holder pursuant to Section 5 above, the Company shall upon the written notice of the Holder redeem all of the shares of Series D Preferred Stock then held by such Holder by paying to the Holder in cash a redemption price equal to 200% of the Stated Value, together with any and all accumulated and unpaid dividends thereof through the date of redemption (the "Redemption Price"), of such Holder's shares of Series D Preferred Stock (the "Redemption Election").

                  (b) MECHANICS OF REDEMPTION. If the Holder exercises the Redemption Election, the Company shall redeem all of the Holder's shares of Series D Preferred Stock and pay the Redemption Price within forty-five (45) business days thereafter. If the Company shall fail to redeem all of the shares of Series D Preferred Stock subject to the Redemption Election and pay the entire Redemption Price, in addition to any remedy the applicable Holder may have under law, this Certificate of Designation, the Purchase Agreement and the Registration Rights Agreement, or otherwise, the applicable Redemption Price payable in respect of such unredeemed shares of Series D Preferred Stock shall bear interest at the rate of 15.0% per annum until such Redemption Price (and any accrued interest thereon) is paid in full (which amount shall be paid as liquidated damages and not as a penalty). Until the Company pays such unpaid Redemption Price in full to the Holder, such Holder shall have the option, in lieu of redemption but not in limitation of its rights to receive interest as liquidated damages or any other remedy such Holder may have under law, this Certificate of Designation, the Purchase Agreement and the Registration Rights Agreement, or otherwise, to elect to convert the unredeemed shares of Series D Preferred Stock at a conversion price.

         Section 7. NO PREEMPTIVE RIGHTS. No Holder of Series D Preferred Stock shall have any preemptive or preferential rights of subscription to any shares of stock of the Company, of to options, warrants or other interests therein or therefore, or to any obligations convertible into stock of the Company, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix pursuant to the authority conferred by the Company's Certificate of Incorporation.

         Section 8. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "COMMON STOCK" means the common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "CONVERSION RATIO" means, at any time, a fraction, of which the numeration is the sum of the Stated Value plus any and all accumulated and unpaid dividends, and of which the denominator is the Conversion Price at such time.

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         "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Series D Preferred Stock.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "ORIGINAL ISSUE DATE" shall mean the date the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock regardless of the number of certificates which may be issued to evidence such Series D Preferred Stock.

         "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company. government (or an agency or subdivision thereof) or other entity of any kind.

         "PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Series D Preferred Stock.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

         "TRADING DATE" means (a) a day on which the Common Stock is traded on the NASDAQ Small Cap Market, the NASDAQ National Market or other registered national stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the NASDAQ Small Cap Market, the NASDAQ National Market or other registered national stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Florida are authorized or required by law or other government action to close.

         "UNDERLYING SHARES" means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

         IN WITNESS WHEREOF, we have subscribed this document on the date indicated below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated:
      ----------------
                                             /s/ ALYCE SCHREIBER
                                             -----------------------------------
                                             ALYCE SCHREIBER, Vice President

                                             /s/ ALYCE SCHREIBER
                                             -----------------------------------
                                             ALYCE SCHREIBER, Secretary



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